Exhibit 99

Red Lobster® Olive Garden® LongHorn Steakhouse®

The Capital Grille® Bahama Breeze® Seasons 52®

www.darden.com

NEWS/INFORMATION
Corporate Relations P.O. Box 593330 Orlando, FL 32859
Contacts:
	(Analysts) Matthew Stroud	(407) 245-6458
	(Media)Rich Jeffers	(407) 245-4189
FOR RELEASE
June 24, 2008
4:30 PM ET

DARDEN RESTAURANTS REPORTS FOURTH QUARTER AND ANNUAL DILUTED

NET EARNINGS PER SHARE; ANNOUNCES QUARTERLY DIVIDEND OF 20 CENTS

PER SHARE; DISCUSSES FISCAL 2009 FINANCIAL OUTLOOK

ORLANDO, FL, June 24 – Darden Restaurants, Inc. (NYSE: DRI) today reported sales and diluted net earnings per share for the fourth quarter and fiscal year ended May 25, 2008. In the fourth quarter, diluted net earnings per share from continuing operations increased 7% to 72 cents, versus 67 cents in the prior year. The Company estimates that integration costs and purchase accounting adjustments related to the October 2007 acquisition of RARE Hospitality International, Inc. (RARE) reduced diluted net earnings per share by approximately six cents in the fourth quarter. Excluding the estimated integration costs and purchase accounting adjustments of approximately six cents, net earnings from continuing operations were 78 cents per diluted share.

For the fiscal year, diluted net earnings per share from continuing operations increased 1% to $2.55 from $2.53 in the prior year. The Company estimates that integration costs and purchase accounting adjustments related to the acquisition of RARE reduced diluted net earnings per share by approximately 19 cents in the fiscal year. Excluding the estimated integration costs and purchase accounting adjustments of approximately 19 cents, net earnings from continuing operations were $2.74 per diluted share.

Fourth quarter sales from continuing operations were $1.83 billion, compared to $1.46 billion reported in the prior year, a 25% increase. Fiscal 2008 sales from continuing operations were $6.63 billion, which is a 19% increase from the prior year’s sales from continuing operations of $5.57 billion. These increases reflect sales from the LongHorn Steakhouse and The Capital Grille brands as part of the RARE acquisition as well as meaningful new and same-restaurant sales growth at Olive Garden.

Darden reported fourth quarter diluted net earnings per share including discontinued operations of $0.71, compared to diluted net losses per share of $0.38 for the same period last year. Fiscal 2008 diluted net earnings per share including discontinued operations were $2.60, compared to $1.35 in the prior year.

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“We once again delivered competitively superior financial results,” said Clarence Otis, Chairman and Chief Executive Officer of Darden. “And we were able to do so while making considerable strategic progress and navigating a challenging consumer and cost environment. As a result of our strategic progress, we have a portfolio of proven brands whose collective profitable sales growth prospects are quite strong, and we remain on track to achieve meaningful financial and operational synergies from our recent acquisition of RARE. These acquisition cost synergies reflect the power of our brand support platform, which we believe is one of the most effective and efficient in the full-service restaurant industry. All that we’ve been able to accomplish – strategically, operationally and financially – is because we have dedicated employees in both our restaurants and our support center. With great teams, strong brands, outstanding brand support and what we believe is the right strategy, we are confident we can deliver competitively strong results.”

Highlights for the quarter and year ended May 25, 2008 include the following:

•

Net earnings from continuing operations for the fourth quarter were $103.3 million, or 72 cents per diluted share on sales of $1.83 billion. Excluding estimated integration costs and purchase accounting adjustments of approximately six cents, net earnings from continuing operations were 78 cents per diluted share for the fourth quarter. Last year, net earnings from continuing operations were $98.5 million, or 67 cents per diluted share, on sales of $1.46 billion.

•

Net earnings from continuing operations for the fiscal year were $369.5 million, or $2.55 per diluted share, on sales of $6.63 billion. Excluding estimated integration costs and purchase accounting adjustments of approximately 19 cents, net earnings from continuing operations were $2.74 per diluted share for the fiscal year. Last year, net earnings from continuing operations were $377.1 million, or $2.53 per diluted share, for the fiscal year on sales of $5.57 billion.

•

Total fourth quarter sales from continuing operations of $1.83 billion represent a 25% increase over the prior year. This includes an incremental $290 million of sales from LongHorn Steakhouse and The Capital Grille.

•

For the 2008 fiscal year, total sales from continuing operations were $6.63 billion, a 19% increase over the prior year. The portion of this sales increase attributable to the addition of LongHorn Steakhouse and The Capital Grille is $745 million.

•

In the fourth quarter, Olive Garden’s U.S. same-restaurant sales increased 5.8%, its 55th consecutive quarter of same-restaurant sales growth, while Red Lobster’s U.S. same-restaurant sales decreased 0.2% and LongHorn Steakhouse’s same-restaurant sales decreased 3.1%. These results compare to an estimated decrease of 2.1% for the fourth quarter in The Knapp-Track™ benchmark of U.S. same-restaurant sales for casual dining chains (excluding Darden).

•	The Company purchased 201,525 shares of its common stock during the fourth quarter, bringing the total number of shares it repurchased during the year to over 5 million.

•	The Company’s Board of Directors declared a quarterly dividend of 20 cents per share, an 11% increase from the Company’s previous quarterly dividend.

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Operating Highlights

OLIVE GARDEN’S fourth quarter sales of $798 million were 11.0% above prior year, driven by its U.S. same-restaurant sales increase of 5.8% and revenue from 39 net new restaurants. For the quarter, on a percentage of sales basis, the company’s increased food and beverage expenses and restaurant labor expenses were offset by lower restaurant expenses. Operating profit increased for the quarter due to higher sales. Olive Garden had record total sales and operating profit for the fiscal year. Total sales were $3.07 billion, a 10.0% increase from last year and average annual sales per restaurant were $4.9 million. U.S. same-restaurant sales increased 4.9% for the fiscal year.

RED LOBSTER’S fourth quarter sales of $687 million were 0.5% below prior year, including a U.S. same-restaurant sales decrease of 0.2%. For the quarter, on a percentage of sales basis, lower food and beverage expenses, restaurant expenses and selling, general, and administrative expenses more than offset the company’s increased restaurant labor expenses, resulting in an increase in operating profit. Red Lobster had record total sales for the fiscal year. Total sales of $2.63 billion increased 1.0% from last year and average annual sales per restaurant were $3.9 million. U.S. same-restaurant sales increased 1.1% for the fiscal year.

LONGHORN STEAKHOUSE’S fourth quarter sales of $225 million were 6.5% above the same period included in RARE’s prior year results, driven by revenue from 24 net new restaurants, partially offset by a same-restaurant sales decrease of 3.1%. For the quarter, on a percentage of sales basis, the company’s increased food and beverage expenses, restaurant expenses and selling, general, and administrative expenses, were partially offset by lower restaurant labor expenses. Restaurant expenses, selling, general, and administrative expenses and depreciation and amortization expenses were adversely affected by integration-related costs and purchase accounting adjustments. LongHorn Steakhouse had record total sales for the fiscal year. Total sales since acquisition of $575 million increased 6.9% from the comparable period last year. Average annual sales per restaurant were $2.9 million. U.S. same-restaurant sales decreased 1.9% for the fiscal year.

THE CAPITAL GRILLE’S fourth quarter sales of $65 million were 11.8% above the same period included in RARE’s prior year results, driven by the addition of four net new restaurants, partially offset by a same-restaurant sales decrease of 3.8%. Total sales since acquisition were $170 million. Average annual sales per restaurant were $8.1 million. The Capital Grille’s same-restaurant sales decreased 1.1% for the fiscal year.

BAHAMA BREEZE’S fourth quarter sales of $37 million were 3.8% below prior year’s sales from continuing operations, driven by a same-restaurant sales decrease of 3.7%. Total sales for the fiscal year were $135 million and average annual sales per restaurant were $5.9 million. Bahama Breeze’s same-restaurant sales decreased 1.8% for the fiscal year.

“While this was a challenging quarter and fiscal year, our brands have once again produced competitively superior results and outperformed the industry,” said Drew Madsen, President and Chief Operating Officer of Darden. “Olive Garden delivered remarkably strong performance and achieved its 55th consecutive quarter of same-restaurant sales growth while also adding 39 net new restaurants this fiscal year. Red Lobster once again exceeded the Knapp-Track™ industry benchmark for same-restaurant sales and is now prepared to grow units. And, same-restaurant sales at LongHorn Steakhouse – while below the Knapp-Track™ national average – compare favorably to industry benchmark results for the geographic regions in which it operates. The Capital Grille, Bahama Breeze and Seasons 52 also delivered competitively solid operating performance this quarter and fiscal year, and we are excited about the growth potential for each of these brands.”

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Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 20 cents per share on the Company’s outstanding common stock. The dividend is payable on August 1, 2008 to shareholders of record at the close of business on July 10, 2008. Previously, the Company paid a quarterly dividend of 18 cents per share. Based on the 20 cent quarterly dividend declaration, the Company’s indicated annual dividend is 80 cents per share, an increase of more than 11%.

Darden continued the buyback of its common stock, purchasing 201,525 shares in the fourth quarter. In fiscal 2008, the Company spent $159 million purchasing 5.0 million shares. Since commencing its repurchase program in December 1995, the Company has purchased almost 147 million shares for $2.78 billion under authorizations totaling 162.4 million shares. The Company’s current expectation is that it will repurchase approximately $200 million to $225 million of its common stock in fiscal 2009.

Darden’s Annual Meeting of Shareholders will be held on September 12, 2008 at the Hyatt Regency Orlando International Airport in Orlando, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 21, 2008.

Fiscal March, April and May 2008 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the fiscal months of March, April and May as follows:

Olive Garden	March	April	May
Same-Restaurant Sales	4%	3% to 4%	11%
Same-Restaurant Traffic	2%	0% to 1%	7%
Pricing	2% to 3%	2% to 3%	4% to 5%
Menu-mix	0% to -1%	Flat	0% to -1%

Red Lobster	March	April	May
Same-Restaurant Sales	0% to -1%	-2% to -3%	2% to 3%
Same-Restaurant Traffic	-2% to -3%	-5% to -6%	0% to 1%
Pricing	2% to 3%	2% to 3%	2% to 3%
Menu-mix	0% to -1%	Flat	-1%

LongHorn Steakhouse	March	April	May
Same-Restaurant Sales	-3% to -4%	-2% to -3%	-3% to -4%
Same-Restaurant Traffic	-5% to -6%	-4% to -5%	-4% to -5%
Pricing	2% to 3%	2%	2%
Menu-mix	0% to -1%	Flat	0% to -1%

Fiscal 2009 Financial Outlook

Darden announced that it expects combined U.S. same-restaurant sales growth in fiscal 2009 of approximately 2% for Red Lobster, Olive Garden and LongHorn Steakhouse, and that it expects to open approximately 75 to 80 net new restaurants in fiscal 2009. As a result, the Company expects total sales growth of between 14% and 15% in fiscal 2009, compared to reported sales from continuing operations of $6.63 billion in fiscal 2008. This total sales growth includes the two percentage point impact of the 53rd week in fiscal 2009; excluding the 53rd week, the expected total sales growth would be approximately 12% to 13%.

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The Company also announced that it anticipates reported diluted net earnings per share growth from continuing operations of 14% to 15% in fiscal 2009, which includes the impact of the 53rd week. This compares to reported diluted net earnings per share from continuing operations of $2.55 in fiscal 2008. The additional week is expected to contribute approximately two percentage points, or $0.05, of growth in fiscal 2009

Excluding the estimated integration costs and purchase accounting adjustments of approximately 19 cents in fiscal 2008, net earnings from continuing operations were $2.74 per diluted share. In fiscal 2009, these costs and adjustments are estimated to be approximately 6 to 7 cents per diluted share. Excluding the impact of these costs and adjustments for both fiscal 2008 and fiscal 2009, the Company expects diluted net earnings per share growth of 9% to 10% on a 53-week basis and 7% to 8% on a 52-week basis.

Darden Restaurants, Inc., (NYSE: DRI) headquartered in Orlando, Fla., is the world’s largest company-owned and operated full-service restaurant company with almost $6.7 billion in annual sales and approximately 180,000 employees. The Company owns and operates over 1,700 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. For more information, please visit www.Darden.com.

Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the impact of intense competition, changing economic or business conditions, the price and availability of food, ingredients and utilities, supply interruptions, labor and insurance costs, increased advertising and marketing costs, higher-than-anticipated costs to open or close restaurants, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives through the opening of new restaurants or the development or acquisition of new dining concepts, weather conditions, risks associated with Darden’s plans to expand Darden’s newer concepts Bahama Breeze and Seasons 52, our ability to combine and integrate the business of RARE Hospitality International, Inc., achieve synergies and develop new LongHorn Steakhouse and The Capital Grille restaurants, risks associated with incurring substantial additional debt and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

In addition to GAAP reporting, as previously disclosed herein, Darden has adjusted its consolidated results from continuing operations for the quarter and fiscal year ended May 25, 2008 to exclude the impact of integration costs and purchase accounting adjustments. Darden believes this adjusted information is useful for comparison to our consolidated results from continuing operations for the quarter and fiscal year ended May 27, 2007, and has therefore chosen to provide this information to investors. Darden also uses this information internally to evaluate and manage its operations and to determine incentive compensation. Additionally, Darden has presented its adjusted forecasted consolidated results from operations for fiscal 2009, which exclude the impact of integration costs and purchase accounting adjustments and the impact of the 53rd week. Darden believes this adjusted information is useful for comparison to our consolidated results from continuing operations for the fiscal year ended May 25, 2008, and has therefore chosen to provide this information to investors. This non-GAAP earnings measure should be viewed in addition to, and not in lieu of, our diluted net earnings per share as calculated in accordance with U.S. generally accepted accounting principles.

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DARDEN RESTAURANTS, INC.

NUMBER OF RESTAURANTS

5/25/08		5/27/07
651	Red Lobster USA	651
29	Red Lobster Canada	29

680	Total Red Lobster	680

647	Olive Garden USA	608
6	Olive Garden Canada	6

653	Total Olive Garden	614

305	LongHorn Steakhouse	N.A.

32	The Capital Grille	N.A.

23	Bahama Breeze	23

7	Seasons 52	7

2	Other	N.A.

1,702	Total Restaurants	1,324

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DARDEN RESTAURANTS, INC.

FOURTH QUARTER FY 2008 FINANCIAL HIGHLIGHTS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	5/25/2008	5/27/2007	5/25/2008	5/27/2007
Sales	$1,825.5	$1,459.8	$6,626.5	$5,567.1
Earnings from continuing operations	$103.3	$98.5	$369.5	$377.1
(Losses) earnings from discontinued operations	$(1.5)	$(153.6)	$7.7	$(175.7)
Net earnings (losses)	$101.8	$(55.1)	$377.2	$201.4

Basic net earnings per share:
Earnings from continuing operations	$0.74	$0.70	$2.63	$2.63
(Losses) earnings from discontinued operations	$(0.01)	$(1.09)	$0.06	$(1.23)
Net earnings (losses)	$0.73	$(0.39)	$2.69	$1.40

Diluted net earnings per share:
Earnings from continuing operations	$0.72	$0.67	$2.55	$2.53
(Losses) earnings from discontinued operations	$(0.01)	$(1.05)	$0.05	$(1.18)
Net earnings (losses)	$0.71	$(0.38)	$2.60	$1.35

Average number of common shares outstanding:
Basic	139.1	140.3	140.4	143.4
Diluted	143.2	145.9	145.1	148.8

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DARDEN RESTAURANTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In millions, except per share data)

(Unaudited)

	13 Weeks Ended		52 Weeks Ended
	5/25/2008	5/27/2007	5/25/2008	5/27/2007
Sales	$1,825.5	$1,459.8	$6,626.5	$5,567.1
Costs and expenses:
Cost of sales:
Food and beverage	559.7	433.0	1,996.2	1,616.1
Restaurant labor	583.2	474.4	2,124.7	1,808.2
Restaurant expenses	275.8	219.5	1,017.8	834.5

Total cost of sales (1)	$1,418.7	$1,126.9	$5,138.7	$4,258.8
Selling, general and administrative	165.5	135.4	641.7	537.0
Depreciation and amortization	68.1	50.9	245.7	200.4
Interest, net	26.6	9.3	85.7	40.1

Total costs and expenses	$1,678.9	$1,322.5	$6,111.8	$5,036.3
Earnings before income taxes	146.6	137.3	514.7	530.8
Income taxes	(43.3)	(38.8)	(145.2)	(153.7)

Earnings from continuing operations	$103.3	$98.5	$369.5	$377.1
(Losses) earnings from discontinued operations, net of tax (benefit) expense of ($4.8), ($95.6), $3.0 and ($112.9), respectively	(1.5)	(153.6)	7.7	(175.7)
Net earnings (losses)	$101.8	$(55.1)	$377.2	$201.4

Basic net earnings per share:
Earnings from continuing operations	$0.74	$0.70	$2.63	$2.63
(Losses) earnings from discontinued operations	$(0.01)	$(1.09)	$0.06	$(1.23)
Net earnings (losses)	$0.73	$(0.39)	$2.69	$1.40

Diluted net earnings per share:
Earnings from continuing operations	$0.72	$0.67	$2.55	$2.53
(Losses) earnings from discontinued operations	$(0.01)	$(1.05)	$0.05	$(1.18)
Net earnings (losses)	$0.71	$(0.38)	$2.60	$1.35

Average number of common shares outstanding:
Basic	139.1	140.3	140.4	143.4
Diluted	143.2	145.9	145.1	148.8

(1) Excludes restaurant depreciation and amortization as follows:	$63.8	$47.8	$230.0	$186.4

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DARDEN RESTAURANTS, INC.

CONSOLIDATED BALANCE SHEETS

(In millions)

	5/25/2008	5/27/2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43.2	$30.2
Receivables, net	69.5	46.4
Inventories, net	216.7	209.6
Prepaid expenses and other current assets	46.7	33.5
Deferred income taxes	91.8	81.7
Assets held for sale	—	144.0

Total current assets	$467.9	$545.4
Land, buildings and equipment, net	3,066.0	2,184.4
Goodwill	519.9	—
Trademarks	455.0	—
Other assets	221.8	151.0

Total assets	$4,730.6	$2,880.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$245.1	$178.0
Short-term debt	178.4	211.4
Accrued payroll	129.3	108.5
Accrued income taxes	2.4	75.9
Other accrued taxes	55.4	43.4
Unearned revenues	160.5	109.9
Other current liabilities	365.1	305.0
Liabilities associated with assets held for sale	—	42.3

Total current liabilities	$1,136.2	$1,074.4
Long-term debt, less current portion	1,634.3	491.6
Deferred income taxes	197.6	25.8
Deferred rent	139.0	127.1
Obligations under capital leases, net of current installments	59.9	—
Other liabilities	154.5	67.4

Total liabilities	$3,321.5	$1,786.3
Stockholders’ equity:
Common stock and surplus	$2,074.9	$1,904.3
Retained earnings	2,096.0	1,820.4
Treasury stock	(2,724.0)	(2,576.5)
Accumulated other comprehensive income (loss)	(20.7)	(32.8)
Unearned compensation	(17.0)	(20.6)
Officer notes receivable	(0.1)	(0.3)

Total stockholders’ equity	$1,409.1	$1,094.5

Total liabilities and stockholders’ equity	$4,730.6	$2,880.8

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